UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2020 (July 2, 2020)

ARMSTRONG FLOORING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37589	47-4303305
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3025 Lancaster, Pennsylvania	17603
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (717) 672-9611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AFI	New York Stock Exchange

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Armstrong Flooring, Inc. (the “Company”) and Douglas B. Bingham have mutually agreed Mr. Bingham will separate from the Company and step down from his position as Chief Financial Officer, effective June 26, 2020. In connection with Mr. Bingham’s separation, the Company entered into a separation agreement under which Mr. Bingham agreed to a general release of claims in favor of the Company, and the Company will pay Mr. Bingham: (i) a lump sum cash payment of $50,000 within three (3) business days of his execution of the separation agreement, and (ii) a lump sum cash payment of $647,500 on or within ten (10) business days following the expiration of a seven (7) day revocation period after the execution of a supplemental release. The Company will also pay Mr. Bingham $80,013.70, less all applicable withholdings and deductions, in respect of a pro rata achievement under the Company’s 2020 Annual Incentive Plan, such amount to be paid at the same time as 2020 annual bonuses are paid to the Company’s active executive officers under the plan. The vesting of 441 of Mr. Bingham’s Restricted Stock Units will be accelerated and 8,987 of Mr. Bingham’s Performance Stock Units will remain eligible to vest based on satisfaction of the applicable Company performance metrics. All awards previously made to Mr. Bingham in 2020 and all earlier awards not vesting in accordance with the terms described in the prior sentence have been forfeited. The Company will also provide Mr. Bingham with a payment equal to the amount it would have paid for six (6) months of health, dental and vision insurance, less all applicable withholdings and deductions, on or before the Company’s second regularly scheduled payroll date following the expiration of a seven (7) day revocation period after Mr. Bingham’s execution of a supplemental release. Mr. Bingham will also be provided certain executive outplacement services for up to twelve (12) months following his separation from the Company up to $20,000. Mr. Bingham will continue to be bound by non-competition restrictions and other restrictive covenants for eighteen months following the separation pursuant to the separation agreement.

The foregoing description of the separation agreement does not purport to be complete and is qualified in its entirety by reference to the separation agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

(c) On July 2, 2020, the Company also announced the appointment of Gregory D. Waina, age 65, to the position of Interim Chief Financial Officer, effective as of June 29, 2020. As Interim Chief Financial Officer, Mr. Waina will have oversight of global finance, treasury, investor relations and accounting functions and will report to Michel S. Vermette, the Company’s President and Chief Executive Officer. Mr. Waina will also serve as the Company’s Interim Principal Financial Officer. Mr. Waina’s services as Interim Chief Financial Officer and the compensation therefor are provided for pursuant to an engagement between the Company and Accordion Partners LLC.

Mr. Waina joins the Company with extensive financial reporting, accounting, internal controls and corporate finance expertise. He served as Transition Advisor to the Chief Financial Officer at Fort Dearborn Company from 2019 to 2020, as Acting Chief Financial Officer at U.S. Urology Partners in 2019, as

Transition Advisor to the Chief Financial Officer of Genesis Healthcare Systems in 2018, as Brand Transformation Advisor at The Wendy’s Company (NASDAQ:WEN) from 2015 to 2017, as Financial Operations Transformation Advisor at PT Solutions Physical Therapy in 2015, as Transition Advisor to the Chief Financial Officer of Hillenbrand, Inc. (NYSE:HI) in 2015, and as Interim Chief Financial Officer at Greif, Inc. (NYSE:GEF) from 2013 to 2014.

There are no familial relationships between Mr. Waina and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company, nor does Mr. Waina hold any directorships with any other public or investment company. Additionally, there have been no transactions since the beginning of the Company’s fiscal year in which Mr. Waina, or his immediate family members, had or will have a direct or indirect material interest.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On July 2, 2020, the Company issued a press release in connection with the actions described in Item 5.02 above. The full text of the press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement and Release dated July 1, 2020, by and between the Company and Douglas B. Bingham.

99.1	Press Release of Armstrong Flooring, Inc., dated July 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG FLOORING, INC.

By:	/s/ Christopher S. Parisi
Christopher S. Parisi
Senior Vice President, General Counsel & Secretary

Date: July 2, 2020